EXHIBIT 99.1

David H. Gonci Senior Vice President Chief Financial Officer

Vernon, CT – July 24, 2003

ALLIANCE INCOME UP 6% IN SECOND QUARTER;
RANKED AMONG TOP PERFORMING COMMUNITY BANKS IN U.S.

Alliance Bancorp of New England, Inc. (AMEX:ANE), the holding company for Tolland Bank, reported quarterly earnings of $919 thousand in the second quarter of 2003, representing a 6% increase over earnings of $865 thousand in the second quarter of 2002. Earnings per share totaled $0.32 for both of these periods. Alliance earned a 13% return on shareholders’ equity in the most recent quarter, and book value per share increased by 11% to $11.34.

For the year-to-date, Alliance earned $1.84 million, representing a 7% increase over earnings of $1.72 million for the first half of 2002. Earnings per share increased to $0.65 from $0.63 for these periods.

Alliance announced a quarterly dividend of 7.5 cents per share, payable on August 19, 2003 to shareholders of record on August 5, 2003.

President and CEO, Joseph H. Rossi, stated, “Our second quarter results benefited from the continuing high levels of residential mortgage secondary market income. Low interest rates have prompted record mortgage demand, and our organization is geared well to serve the needs of our markets. Together with continuing loan and deposit growth, these revenues have offset the effect of lower interest rates on our net interest margin. We anticipate that we will benefit from an improving economy and potentially higher interest rates.”

Mr. Rossi also announced that U.S. Banker magazine had recognized Alliance as a top performing community bank in its annual performance ranking of publicly traded community banks in the United States, which was published in July, 2003. Alliance placed 17th in the U.S. in this ranking and was also the highest ranked New England community bank; the ranking is based on three year average return on equity. This marks the second year in a row that Alliance was recognized as a high performing bank in a leading banking publication.

On July 16, 2003, Alliance announced that it had signed a definitive agreement to merge with New Haven Savings Bank (NHSB), pursuant to which NHSB will acquire all of the outstanding shares of Alliance. Separately, NHSB announced its intention to convert from a mutual savings bank to a stock savings bank and simultaneously merge with Alliance and Connecticut Bancshares, Inc. (NASDAQ: SBMC), holding company for the Savings Bank of Manchester.

Alliance Income Up 6% in Second Quarter
July 24, 2003

The transactions are expected to be completed in the first quarter of 2004. NHSB has adopted a plan for conversion to convert to a public company simultaneously with the acquisitions. As part of the conversion, NHSB will form a new holding company and conduct a subscription offering of its common stock to eligible depositors and others under applicable law. Remaining shares are expected to be for sale to the community and the general public. The conversion is subject to approval from the FDIC, the Connecticut Banking Commissioner, and NHSB’s Corporators. The acquisitions are contingent on the approvals of respective shareholders, FDIC, Federal Reserve Board, and the Connecticut Banking Commissioner.

Mr. Rossi said, “We are very pleased that we will become part of New Haven Savings Bank with its long and rich history of community banking, customer service and innovative products.”

Alliance’s total assets reached a quarter-end record of $429 million at mid-year 2003, increasing at a 7% annualized rate since year-end. Total regular loans (excluding government guaranteed loans) increased at a 5% annualized rate to $258 million, while deposits grew at a 3% annualized rate to $336 million. Net interest income declined slightly by $10 thousand through mid-year, due to a decline in the net interest margin, which measured 3.17% in the most recent quarter, compared to 3.37% in the second quarter of 2002. The $22 million balance of short term investments at quarter-end was anticipated to mostly be reinvested in loans in process and purchases of investment securities.

The provision for loan losses declined by $59 thousand for the second quarter and by $186 thousand for the year-to-date, reflecting lower problem assets and lower commercial loan growth. Net loan charge-offs were a negligible $2 thousand for the first half of the year. The loan loss allowance measured 1.59% of total regular loans at June 30, 2003, which was little changed from 1.60% at the previous year-end. Nonperforming assets totaled $1.1 million (0.27% of total assets) at quarter-end, down from $2.4 million (0.59% of assets) at the beginning of the year. There were no foreclosed assets during the first six months.

Service charges and other income grew by $520 thousand (94%) in the second quarter and by $940 thousand (90%) in the first six months. This growth was primarily due to higher secondary market income related to the higher volume of residential mortgage originations. Secondary market income increased by $413 thousand for the second quarter and by $710 thousand for the year-to-date in 2003, compared to the same period in 2002. Service charge income for the first six months also benefited from a $148 thousand increase in non-deposit investment product commissions.

Net securities gains decreased by $119 thousand in the second quarter and by $369 thousand in the first six months of 2003, compared to the same periods of 2002. In the first six months of 2003, the Company recorded a net securities loss of $66 thousand, including gross gains of $1.107 million and gross losses of $1.173 million. Securities gains were recorded on the sale and redemption of $6 million in corporate securities which were viewed as fully valued. The securities loss was recorded on a debt security issued by a mutual insurance company which was written down to estimated fair value. During the first quarter, Alliance eliminated the held to maturity classification of investment securities, which had decreased to a balance of $5 million at year-end 2002. These securities were transferred to the available for sale category.

Alliance Income Up 6% in Second Quarter
July 24, 2003

Non-interest expense increased by $346 thousand (14%) in the second quarter and by $548 thousand (11%) in the first six months of 2003 compared to 2002. For the first six months, most of the expense increase was in compensation expense related to higher business volumes, including a $354 thousand increase in commissions and temporary help expense. Higher pension costs also contributed an $81 thousand increase. Total full time equivalent staff measured 111 at quarter-end, compared to 109 at year-end 2002. During the second quarter, purchased services expense increased by $123 thousand due mainly to corporate strategic initiatives.

Shareholders’ equity totaled $30 million at quarter-end and measured 7.1% of total assets, up from 6.2% at year-end 2002. The Company’s capital remained in excess of all regulatory requirements and continued to exceed the requirement for the highest regulatory capital category of Well Capitalized. The $3.1 million (11%) increase in shareholders’ equity in the most recent quarter included a $2.4 million improvement resulting from net appreciation of investment securities, reflecting the impact of lower interest rates and improved corporate spreads.

Alliance Bancorp of New England, Inc. (AMEX:ANE) is the bank holding company for Tolland Bank, a Connecticut-chartered bank with nine offices serving central and eastern Connecticut, and a tenth office under construction in Enfield, Connecticut. Alliance builds community and shareholder value relying on its fundamental strengths of convenience, superior marketing, customer service, knowledge of its communities, and competitive products. (www.alliancebancorp.com and www.tollandbank.com)

Statements in this press release regarding Alliance Bancorp of New England, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see “Forward-Looking Statements” in the Company’s most recent Annual Report.

Alliance Bancorp of New England, Inc. Consolidated Selected Financial Data (Unaudited)

	As of and for the three months ended June 30,				As of and for the six months ended June 30,

	2003		2002		2003	2002

For the Period (in thousands)

Net interest income	$3,047		$3,069		$6,253	$6,263
Provision for loan losses	6		65		51	237
Service charges and other income	1,073		553		1,986	1,046
Net gain (loss) on securities and other assets	12		131		(66)	303
Non-interest expense	2,798		2,452		5,467	4,919
Net income	$919		$865		$1,842	$1,715

Per Share

Net income – basic	$0.34		$0.34		$0.68	$0.67
Net income – diluted	0.32		0.32		0.65	0.63
Dividends declared	0.07	5	0.06	8	0.15	0.13	6
Book value	11.34		8.96		11.34	8.96
Common stock price:
High	24.63		15.45		24.63	15.45
Low	19.70		12.55		18.51	10.68
Close	23.00		13.77		23.00	13.77

At Quarter End (in millions)

Total assets	$429.2		$406.1		$429.2	$406.1
Total loans	279.4		258.1		279.4	258.1
Other earning assets	120.0		119.7		120.0	119.7
Deposits	335.9		330.6		335.9	330.6
Borrowings	58.3		48.5		58.3	48.5
Shareholders’ equity	30.4		23.2		30.4	23.2

Operating Ratios

Return on average equity	13.25%		15.40%		13.72%	15.35%
Return on average assets	0.87		0.87		0.88	0.88
Net interest margin	3.17		3.37		3.28	3.52
Efficiency ratio	66.49		65.90		64.89	65.66
Equity/total assets	7.08		5.71		7.08	5.71
Dividend payout ratio	21.86		20.37		21.81	20.50

Loan Related Ratios

Net charge-offs/average regular loans	(0.03)%		(0.02)%		0.00%	(0.01)%
Loan loss allowance/regular loans	1.59		1.71		1.59	1.71
Nonperforming assets/total assets	0.27		0.70		0.27	0.70

Growth

Net income	6.2%		5.4%		7.4%	4.1%
Regular loans	4.7		4.6		4.7	4.6
Deposits	3.0		17.9		3.0	17.9

(1) All share and per share data for the 2002 periods has been adjusted to reflect the eleven-for-ten stock split effected in the form of a 10% stock dividend distributed in May 2002.

(2) The efficiency ratio is non-interest expense divided by the sum of net interest income (fully taxable equivalent) and service charges and other income. Return, margin and charge-off ratios are annualized based on average balances for the period. Net interest margin is fully taxable equivalent.

(3) Regular loans are total loans excluding government guaranteed loans.

(4) Growth of net income is compared to the same period in the prior year. Growth of regular loans and deposits is compared to the prior year-end, annualized.

Alliance Bancorp of New England, Inc. Consolidated Income Statements (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in thousands, except share data)	2003	2002	2003	2002

Interest and Dividend Income
Loans	$4,392	$4,444	$8,809	$8,964
Debt securities	700	1,255	1,602	2,592
Dividends on equity securities	185	206	388	391
Other interest and dividend income	177	107	340	132

Total interest and dividend income	5,454	6,012	11,139	12,079

Interest Expense
Deposits	1,572	2,186	3,223	4,296
Borrowings	835	757	1,663	1,520

Total interest expense	2,407	2,943	4,886	5,816

Net Interest Income	3,047	3,069	6,253	6,263

Provision For Loan Losses	6	65	51	237

Net interest income after provision for loan losses	3,041	3,004	6,202	6,026

Non-Interest Income
Service charges and other income	1,073	553	1,986	1,046
Net gain (loss) on securities and other assets	12	131	(66)	303

Total non-interest income	1,085	684	1,920	1,349

Non-Interest Expense
Compensation and benefits	1,647	1,442	3,236	2,752
Occupancy	182	164	390	336
Data processing services and equipment	279	312	586	620
Office and insurance	150	128	316	291
Purchased services	342	219	593	533
Other	198	187	346	387

Total non-interest expense	2,798	2,452	5,467	4,919

Income before income taxes	1,328	1,236	2,655	2,456
Income tax expense	409	371	813	741

Net Income	$919	$865	$1,842	$1,715

Share Data
Basic earnings per share	$0.34	$0.34	$0.68	$0.67

Diluted earnings per share	$0.32	$0.32	$0.65	$0.63

Average basic shares outstanding	2,696,009	2,580,784	2,695,037	2,577,381
Average additional dilutive shares	148,746	137,657	141,143	124,907

Average diluted shares	2,844,755	2,718,441	2,836,180	2,702,288

Alliance Bancorp of New England, Inc. Consolidated Balance Sheets (Unaudited)

(in thousands, except share data)	June 30, 2003	December 31, 2002

Assets
Cash and due from banks	$17,712	$13,941
Short-term investments	21,776	4,520

Total cash and cash equivalents	39,488	18,461

Securities available for sale (at fair value)	93,467	87,812

Securities held to maturity (fair value of $5,984 in 2002)	—	5,372

Loans held for sale	4,725	11,942

Residential mortgage loans	87,141	78,717
Commercial mortgage loans	93,873	94,692
Other commercial loans	39,763	39,550
Consumer loans	37,703	39,547
Government guaranteed loans	20,880	25,756

Total loans	279,360	278,262
Less: Allowance for loan losses	(4,100)	(4,050)

Net loans	275,260	274,212

Premises and equipment, net	5,700	5,104
Accrued interest income receivable	2,178	2,417
Cash surrender value of life insurance	6,358	6,207
Other assets	2,005	2,987

Total assets	$429,181	$414,514

Liabilities and Shareholders’ Equity
Demand deposits	$37,841	$35,600
NOW deposits	42,617	39,091
Money market deposits	44,018	43,964
Savings deposits	81,161	77,605
Time deposits	130,294	134,572

Total deposits	335,931	330,832

Borrowings	58,276	54,510
Other liabilities	4,600	3,622

Total liabilities	398,807	388,964

Preferred stock, $0.01 par value; 100,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; authorized 4,000,000 shares; issued 2,879,103 in 2003 and 2,868,105 in 2002; outstanding 2,678,504 in 2003 and 2,667,506 in 2002	29	29
Additional paid-in capital	12,863	12,791
Retained earnings	20,624	19,183
Accumulated other comprehensive loss, net	(33)	(3,344)
Treasury stock (200,599 shares)	(3,109)	(3,109)

Total shareholders’ equity	30,374	25,550

Total liabilities and shareholders’ equity	$429,181	$414,514